Pitney Bowes Announces Retirement of Steven J. Green, Vice President, Finance and Chief Accounting Officer

STAMFORD, CT, July 14, 2017 - Pitney Bowes, a global technology company providing innovative solutions to power commerce, today announced that Steven J. Green, Vice President, Finance and Chief Accounting Officer is retiring, effective August 4, 2017.

“Steve has been an extraordinary leader in helping build Pitney Bowes into the company it is today,” said Marc B. Lautenbach, President and CEO of Pitney Bowes. “For 30 years, Steve’s integrity, dedication and commitment to our clients, shareholders, partners and employees have been significant. We wish Steve well in his retirement and are grateful for his outstanding contributions to our company.”

Green joined Pitney Bowes from PricewaterhouseCoopers in 1987. In 1988, Green was named Corporate Controller and Chief Accounting Officer and, over the years, he has held a number of roles of increasing responsibility. In 1996, Green was named Vice President, Finance and Administration for Global Mailing Systems responsible for finance, strategy and operations. Green was named to his current role in 2005 leading the centralized oversight of the accounting, reporting and control functions, as well as the global tax and real estate operations.

Joseph R. Catapano has been named Vice President, Chief Accounting Officer, and will serve as the Company’s principal accounting officer. Catapano reports to Stanley J. Sutula III, Executive Vice President and Chief Financial Officer.

“Joe is a talented executive who brings a wealth of financial and operational experience to this role,” said Stanley J. Sutula, Executive Vice President and Chief Financial Officer. “I want to thank Steve for his many contributions to Pitney Bowes and for all of his help getting me up to speed quickly. I wish him the best in his retirement.”

Catapano joined Pitney Bowes in 1997 and has held a number of senior executive positions within finance. From 2005 to 2008, Catapano was Vice President of Finance for Pitney Bowes’ mailing business with more than $2 billion in revenues in the United States, Canada, and South America. In 2008, Catapano was named Vice President and Controller, responsible for global consolidations, financial reporting, and corporate financial policies and procedures. In addition, he was responsible for the Company’s forecast, budget and planning processes.

Prior to joining Pitney Bowes, Catapano held finance positions with Pepsico Inc. and was an Audit Manager with KPMG Peat Marwick in the Stamford, Connecticut office where he spent six years serving multinational companies. Catapano is a Certified Public Accountant and a graduate of the University of New Haven with a BS in Financial Accounting.

About Pitney Bowes
Pitney Bowes (NYSE:PBI) is a global technology company powering billions of transactions – physical and digital – in the connected and borderless world of commerce. Clients around the world, including 90 percent of the Fortune 500, rely on products, solutions, services and data from Pitney Bowes in the areas of customer information management, location intelligence, customer engagement, shipping, mailing, and global ecommerce. And with the innovative Pitney Bowes Commerce Cloud, clients can access the broad range of Pitney Bowes solutions, analytics, and APIs to drive commerce. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

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